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Exhibit 2.1

	Ordinary Shares		JSE Code	SAP

Certificate Number		Number of Shares
[GRAPHIC]	[GRAPHIC]	Registered Office
4th Floor, 48 Ameshoff Street
Braamfontein, Johannesburg 2001
P.O. Box 31560, Braamfontein 2017

 Transfer Office
Mercantile Registers Limited
10th Floor, 11 Diagonal Street
Johannesburg 2001
(P.O. Box 1053, Johannesburg 2000)

 U.K. Transfer Office
Capita IRG plc
Bourne House, 34 Beckenham Road
Beckenham, Kent BR3 4TU, England

Registration Number 1936/008963/06
Incorporated in the
Republic of South Africa

THIS IS TO CERTIFY that the undermentioned is the registered holder of fully paid ordinary shares of One Rand each in the Company, as shown herein, subject to the Memorandum and Articles of Association of the Company.

Name and Address of Registered Holder	Transfer Number	Date of Registration	Certificate Number	Number of Shares	Audited

GIVEN on behalf of the Company at Johannesburg on the date printed above.

MERCANTILE REGISTRARS LIMITED		sappi limited
Reg. No. 1987/003382/06	Transfer Secretaries

[HOLOGRAM]

PER	THIS CERTIFICATE IS VOID UNLESS VALIDATED BY THE OFFICIAL CORPORATE HOLOGRAPHIC SEAL NO TRANSFER OF ANY PORTION OF THIS HOLDING MAY BE REGISTERED WITHOUT THE PRODUCTION OF THIS CERTIFICATE.	DIRECTORS

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  Exhibit 2.1